Exhibit (h)(6)

TRANSFER AGENCY AND SERVICE AGREEMENT

BETWEEN

HIGHMARK FUNDS

AND

BOSTON FINANCIAL DATA SERVICES, INC.

Schedule A	Trusts and Portfolios
Schedule 1.2(g)	AML Delegation
Schedule 1.2(g)-1	Customer Identification and Verification Procedures
Schedule 2.1	Third Party Administrator(s) Procedures
Schedule 3.1	Fees and Expenses
Schedule 11.11	Insurance

TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT made as of the 1st day of August, 2009, by and between HIGHMARK FUNDS, a Massachusetts business trust having its principal office and place of business at 350 California Street, Suite 1600, San Francisco, CA 94104 (the “Trust”) and BOSTON FINANCIAL DATA SERVICES, INC., a Massachusetts corporation having its principal office and place of business at 2 Heritage Drive, North Quincy, Massachusetts 02171 (the “Transfer Agent”).

WHEREAS, the Trust is authorized to issue shares in separate series, and such series shall be named under the Trust in the attached Schedule A, which may be amended by the parties from time to time, (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 17, being herein referred to as a “Portfolio”, and collectively as the “Portfolios”);

WHEREAS, the Trust is a business trust or a corporation organized under the laws of a state (as set forth on the Schedule A) and registered with the Securities and Exchange Commission as an investment company pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, it is contemplated that additional Trusts and Portfolios may become parties to this Agreement by written consent of the parties hereto and in accordance with Section 17; and

WHEREAS, the Trust, on behalf of itself and, where applicable, its Portfolios, desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Terms of Appointment and Duties

1.1	Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, the Trust, on behalf of itself and, where applicable, its Portfolios, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, its transfer agent for the Trust’s authorized and issued shares or beneficial interest, as the case may be, (“Shares”), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plan provided to the shareholders of the Trust and of any Portfolios of the Trust (“Shareholders”), including without limitation any periodic investment plan or periodic withdrawal program. In accordance with procedures established from time to time by agreement between the Transfer Agent and the Trust and its respective Portfolios, (the “Procedures”) with such changes or deviations there from as have been (or may from time to time be) agreed upon in writing by the parties, the Transfer Agent agrees that it will perform the following services in a timely fashion and in compliance with all laws, rules and regulations applicable to its transfer agency business:

(a) Establish each Shareholder’s account in the Trust on the Transfer Agent’s recordkeeping system and maintain such account for the benefit of such Shareholder in accordance with the Procedures;

(b) Receive for acceptance and process orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Trust (“the Custodian”) authorized pursuant to the organizational documents of the Trust;

(c) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(d) Receive for acceptance and process redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

(e) In respect to items (a) through (d) above, the Transfer Agent may execute transactions directly with broker-dealers or other intermediaries authorized by the Trust, either directly or through its principal underwriter;

(f) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(g) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(h) Prepare and transmit payments for dividends and distributions declared by the Trust or any Portfolio thereof, as the case may be;

(i) Collect and disburse to each Portfolio redemption fees as disclosed in the Portfolio’s prospectus on all accounts with the exception of those accounts exempted per the Trust’s instructions;

(j) If applicable, issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Transfer Agent of indemnification satisfactory to the Transfer Agent and protecting the Transfer Agent and the Trust, and the Transfer Agent at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity;

(k) Issue replacement checks and place stop orders, in accordance with the Procedures, on original checks based on a Shareholder’s representation that a check was not received or was lost. Such stop orders and replacements will be deemed to have been made at the request of the Trust, and, as between the Trust and the Transfer Agent, the Trust shall be responsible for all losses or claims resulting from such replacement;

(l) Securely maintain records of account for and advise the Trust and its Shareholders as to the foregoing;

(m) Record the issuance of Shares of the Trust and securely maintain pursuant to Rule 17Ad-10(e) under the Securities Exchange Act of 1934, as amended (the “1934 Act”) a record of the total number of Shares of the Trust which are authorized, based upon data provided to it by the Trust, and issued and outstanding. The Transfer Agent shall also provide the Trust on a regular basis with the total number of Shares which are authorized and issued and outstanding but shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust;

(n) Accept any information, records, documents, data, certificates, transaction requests by machine readable input, facsimile, CRT data entry and electronic instructions, including e-mail communications (with respect to the Trust), which have been prepared, maintained or provided by the Trust or any other person or firm on behalf of the Trust or from broker-dealers of record or third-party administrators (“TPAs”) on behalf of individual Shareholders. With respect to transaction requests received in the foregoing manner, the Transfer Agent shall not be responsible for determining that the original source documentation is in good order, which includes compliance with Rule 22c-1 under the 1940 Act, and it will be the responsibility of the Trust to require its broker-dealers or TPAs to retain such documentation. E-mail exchanges on routine matters may be made directly with the Trust’s contact at the Transfer Agent. The Transfer Agent will act only on e-mail communications coming to it from the Trust as further described in Section 1.5;

(o) Securely maintain and manage, as agent for the Trust, such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, including but not limited to, the processing of Share purchases and redemptions and the payment of Trust dividends and distributions. The Transfer Agent may maintain such accounts at the bank or banks deemed appropriate by the Transfer Agent;

(p) Receive correspondence pertaining to any former, existing or new Shareholder account, process such correspondence for proper recordkeeping and respond to Shareholder correspondence;

(q) Process any request from a Shareholder to change account registration, beneficiary, beneficiary information, transfer and rollovers in accordance with the Procedures;

(r) Produce and deliver shareholder statements and related documents, including tax documentation, as instructed by the Trust or its administrator and as reasonably agreed to by the Transfer Agent; and

(s) Upon reasonable request of the Trust, following the Transfer Agent’s completion of any development work, the Transfer Agent shall provide a report to the Trust, within such time frames as may be mutually agreed upon by the parties, of new accounts for which prospectus delivery may be required.

1.2	Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraphs, the Transfer Agent shall perform the following services:

(a) Other Customary Services. Perform certain customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plan (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts; arranging for mailing of Shareholder reports, periodic statement inserts, privacy policies, prospectuses, prospectus supplements, and statements of additional information to current Shareholders; withholding taxes on U.S. resident and non-resident alien accounts; preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders; preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts; preparing and mailing activity statements for Shareholders; and providing Shareholder account information; arrange for the printing privacy policies; and providing shareholder mailing lists as requested by the Trust;

(b) Control Book (also known as “Super Sheet”). Maintain a daily record and produce a daily report for the Trust of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Trust for each business day to the Trust no later than 9:00 AM Eastern Time, or such earlier time as the Trust may reasonably require, on the next business day;

(c) Cash Movement Sheet. Maintain a daily record of cash movement for each money market Portfolio and deliver a copy of such report for the Trust for each business day to the Trust’s administrator at such time as the Trust may reasonably require, on the next business day;

(d) “Blue Sky” Reporting. The Trust or its administrator shall identify to the Transfer Agent in writing the states and countries where the Shares of the Trust are registered or exempt, and the number of Shares registered for sale with respect to each state or country, as applicable. The Transfer Agent shall establish the foregoing parameters on the system for the designated Blue Sky vendor. The Trust or its administrator shall verify that such parameters have been correctly established for each state or country on the system prior to activation and thereafter shall be responsible for monitoring the daily activity for each state or country. The responsibility of the Transfer Agent for the Trust’s blue sky registration status is solely limited to (i) the initial establishment of the parameters provided by the Trust or the administrator for the vendor’s system; (ii) receipt of verification of those parameters by the Trust or the Administrator; (iii) the daily transmission of a file to such vendor in order that the vendor may provide reports to the Trust or the administrator for monitoring; and (iv) the prompt correction of those parameters upon the request of the Trust or the administrator;

(e) National Securities Clearing Corporation (the “NSCC”). (i) Accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC’s participants, including the Trust), in accordance with, instructions transmitted to and received by the Transfer Agent by transmission from NSCC on behalf of authorized broker-dealers on the Trust dealer file maintained by the Transfer Agent; (ii) issue instructions to the Trust’s banks for the settlement of transactions between the Trust and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Trust’s records on DST Systems, Inc.’s computer system TA2000 (“TA2000 System”) in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts on TA2000 System through Networking;

(f) Performance of Certain Services by the Trust or Affiliates or Agents. New procedures as to who shall provide certain of these services may be established in writing from time to time by agreement between the Trust and the Transfer Agent. Upon written agreement between the parties, the Transfer Agent may at times perform only a portion of these services and the Trust or its agent may perform these services on the Trust’s behalf.

(g) Anti-Money Laundering (“AML”) Delegation and Customer Identification and Verification Procedures (“CIP”). The Trust has elected to delegate to the Transfer Agent certain AML and CIP duties as described in the attached schedule (“Schedule 1.2(g)” entitled “AML Delegation”) and the Transfer Agent and the Trust have agreed upon certain additional CIP related provisions as described in the attached schedule (“Schedule 1.2(g)-1”). Such schedules may be changed from time to time subject to mutual written agreement between the parties. In consideration of the performance of the duties by the Transfer Agent pursuant to this Section 1.2(g), the Trust agrees to pay the Transfer Agent for the reasonable administrative expense that may be associated with such additional duties;

(h) Call Center Services. Upon request of the Trust, answer telephone inquiries during mutually agreed upon business hours, each day on which the New York Stock Exchange is open for trading. The Transfer Agent shall answer and respond to inquiries from existing Shareholders, prospective Shareholders of the Trust and broker-dealers on behalf of such Shareholders in accordance with the telephone scripts provided by the Trust to the Transfer Agent. Such inquiries may include requests for information on account set-up and maintenance, general questions regarding the operation of the Trust, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests. In consideration of the performance of the duties by the Transfer Agent pursuant to this Section, the Trust agrees to pay the Transfer Agent the fee set forth on Schedule 3.1 attached hereto and the reimbursable expenses that may be associated with these additional duties;

(i) Short Term Trading Reports. Upon request of the Trust, the Transfer Agent will provide the Trust with periodic reports on trading activity in the Trust based on parameters provided to the Transfer Agent by the Trust, as amended from time to time.

The services to be performed by the Transfer Agent for the Trust hereunder, such as Short Term Trader and Excessive Trader, will be ministerial only and the Transfer Agent shall have no responsibility for monitoring or reviewing market-timing activities. Upon written instructions from the Trust, the Transfer Agent will implement a short term trading redemption fee based upon parameters provided to the Transfer Agent by the Trust. The Trust shall instruct the Transfer Agent as to any accounts it has determined to be exempt from such fee. The Trust, no less than once a year, will review the list of exempt accounts and instruct the Transfer Agent of any changes to an account’s exempt status. The Transfer Agent shall report to the Trust any known exceptions to such instructions. In consideration of the performance of the duties by the Transfer Agent pursuant to this Section, the Trust agrees to pay the Transfer Agent the fee set forth on Schedule 3.1 attached hereto and the reasonable reimbursable expenses that may be associated with these additional duties;

(j) Escheatment, Orders, Etc. If requested by the Trust (and as mutually agreed upon by the parties as to any reasonable reimbursable expenses), the Transfer Agent shall provide any additional related services (i.e., pertaining to escheatment, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses and all matters relating to the foregoing.

(k) Online Technical Support. As mutually agreed upon by the parties, from time to time, the Transfer Agent shall provide technical shareholder processing support for HighMark Funds’ website with respect to account access only, and for other online products provided by the Transfer Agent.

(l) End of Month Reports. Upon request, provide monthly reports such as the monthly management report, month end asset data, commission payment report, 12b-1 informational reports, and other reports to the Trust or its Administrator, as reasonably agreed to by the Transfer Agent.

(m) Other Reports. Provide 5% shareholder reports and Union Bank ownership reports or any other report requested by the Administrator to support proxy statement and prospectus preparation upon reasonable request and mutual agreement as to any applicable fees.

1.3.	Fiduciary Accounts. With respect to certain retirement plans or accounts (such as individual retirement accounts (“IRAs”), SIMPLE IRAs, SEP IRAs, Roth IRAs, Coverdell Education Savings Accounts, and 403(b) arrangements (such accounts, “Fiduciary Accounts”)), the Transfer Agent, at the request of the Trust, shall arrange for the provision of appropriate prototype plans as well as provide or arrange for the provision of various services to such plans and/or accounts, which services may include custodial services to be provided by State Street Bank and Trust Company (“State Street”), account set-up maintenance, and disbursements as well as such other services as the parties hereto shall mutually agree upon.

1.4	Site Visits and Inspections; Regulatory Examinations. During the term of this Agreement, authorized representatives of the Trust may conduct periodic site visits of the Transfer Agent’s facilities and inspect the Transfer Agent’s records and procedures solely as they pertain to the Transfer Agent’s services for the Trust under or pursuant to this Agreement. Such inspections shall be conducted at the Trust’s expense (which shall include costs related to providing materials, copying, faxing, retrieving stored materials, and similar expenses) and shall occur during the Transfer Agent’s regular business hours and, except as otherwise agreed to by the parties, no more frequently than twice a year. In connection with such site visit and/or inspection, the Trust shall not attempt to access, nor will it review, the records of any other clients of the Transfer Agent and the Trust shall conduct the visit/inspection in a manner that will not interfere with the Transfer Agent’s normal and customary conduct of its business activities, including the provision of services to the Trust and to other clients. The Transfer Agent shall have the right to immediately require the removal of any Trust representatives from its premises in the event that their actions, in the reasonable opinion of the Transfer Agent, jeopardize the information security of its systems and/or other client data or otherwise are disruptive to the business of the Transfer Agent. The Transfer Agent may require any persons seeking access to its facilities to provide reasonable evidence of their authority. The Transfer Agent may also reasonably require any of the Trust’s representatives to execute a confidentiality agreement before granting such individuals access to its facilities. The Transfer Agent will also provide reasonable access to the Trust’s governmental regulators and any other auditors authorized by the Trust, at the Trust’s expense, solely to (i) the Trust’s records held by the Transfer Agent and (ii) the procedures of the Transfer Agent directly related to its provision of services to the Trust under the Agreement. The Transfer Agent agrees to provide any records reasonably requested by the Trust or its auditors, with the Trust’s authorization, in a timely and efficient manner and to fully cooperate with the Trust and its auditors during any such audit.

1.5	E-Mail Communications.

(a) The Trust hereby instructs the Transfer Agent to accept instructions and process transactions using e-mail (“E-mail Communications”), as further set out below. The Trust instructs the Transfer Agent to accept such E-mail Communications to and from the Trust. The Trust acknowledges that the Transfer Agent will not act on E-mail Communications to it coming directly from broker-dealers, TPAs or Shareholders.

(b) The Trust acknowledges that the Transfer Agent is not extending any warranties or making any representations with respect to the services of any internet services provider. Any delays or errors attributable to the non-functioning of the internet is at the risk of the Trust. The Trust has been advised by the Transfer Agent that E-mail Communications to or from the Transfer Agent may not be encrypted.

(c) The Trust, when submitting instructions via e-mail, will be responsible for determining that any original source documentation supporting such instructions is in good order and for retaining such original documentation.

(d) The Trust agrees to comply with the terms of the Transfer Agent’s E-mail Communication Policy and Procedures, and acknowledges a receipt of a copy of such Policy and Procedures.

1.6	Tax-related support. The parties agree that to the extent that the Transfer Agent provides any services under this Agreement that relate to compliance by the Trust with the Internal Revenue Code of 1986, as amended (“Code”), or any other tax law, including without limitation, withholding, as required by federal law, taxes on Shareholder accounts, preparing, filing and mailing U.S. Treasury Department Forms 1099, 1042, and 1042S, and performing and paying backup withholding as required for shareholders, the Transfer Agent will not make any judgments or exercise any discretion of any kind and will provide only ministerial, mechanical, printing, reproducing, and other similar assistance to the Trust. In particular, the Transfer Agent will not make any judgments or exercise any discretion in determining generally the actions that are required in connection with such compliance or when such compliance has been achieved. Except to the extent of making mathematical calculations or completing forms, in each case based on the Trust’s instructions, the Transfer Agent will not make any judgments or exercise any discretion in (1) determining generally: (a) the amounts of taxes that should be withheld on Shareholder accounts; and (b) the amounts that should be reported in or on any specific box or line of any tax form; (2) classifying the status of Shareholders and Shareholder accounts under applicable tax law; and (3) paying withholding and other taxes. The Trust will provide comprehensive instructions to the Transfer Agent in connection with all of the services that are to be provided by the Transfer Agent under this Agreement that relate to compliance by the Trust with the Code or any other tax law, including promptly responding to requests for direction that may be made from time to time by the Transfer Agent.

1.7	Commissions and Rule 12b-1 fees. The parties agree that the Transfer Agent will be responsible for calculating and disbursing commissions to broker-dealers that purchase Class A and C shares for their clients. The Transfer Agent will also be responsible for disbursing Rule 12b-1 payments to eligible broker-dealers through Commission Serve and for providing all requested reports to the Trust’s Class B share financier. The Trust represents and warrants that it has instructed its distributor to use its best efforts to include a provision in its selling agreement whereby such broker-dealers must report any error in a 12b-1 payment within six (6) months of the broker-dealer’s receipt of such payment. The Transfer Agent shall maintain records of all Rule 12b-1 payments described in this paragraph.

1.8	Performance Standards. Upon the execution of this Agreement, the parties agree to work to together in good faith and develop mutually agreed upon Performance Standards for certain services provided by the Transfer Agent hereunder. Such Performance Standards shall be added as a schedule to this Agreement by amendment (the “Performance Standards Schedule”). Following the effective date of the Performance Standards, the Transfer Agent will implement appropriate measurement procedures and shall provide periodic reports (on a mutually agreed upon timeframe as set forth in the Performance Standards Schedule) to the Trust with respect to the Transfer Agent’s performance of the services against the applicable Performance Standards. The parties shall review and discuss the Performance Standards annually and shall make such changes therein as to which they mutually agree.

2.	Third Party Administrators for Defined Contribution Plans

2.1	The Trust may decide to make available to certain of its customers, a qualified plan program (the “Program”) pursuant to which the customers (“Employers”) may adopt certain plans of deferred compensation (“Plan or Plans”) for the benefit of the individual Plan participant (the “Plan Participant”), such Plan(s) being qualified under Section 401(a) of the Code and administered by TPAs which may be plan administrators as defined in the Employee Retirement Income Security Act of 1974, as amended.

2.2	In accordance with the procedures established in Schedule 2.1 entitled “Third Party Administrator Procedures,” as may be amended by the Transfer Agent and the Trust from time to time (“Schedule 2.1”), the Transfer Agent shall:

(a) Treat Shareholder accounts established by the Plans in the name of the Trustees, Plans or TPAs, as the case may be, as omnibus accounts;

(b) Maintain omnibus accounts on its records in the name of the TPA or its designee as the Trustee for the benefit of the Plan; and

(c) Perform all services under Section 1 of this Agreement as transfer agent of the Trust and not as a record-keeper for the Plans.

2.3	Transactions identified under Sections 1 and 2 of this Agreement shall be deemed exception services (“Exception Services”) when such transactions:

(a) Require the Transfer Agent to use methods and procedures other than those usually employed by the Transfer Agent to perform transfer agency and recordkeeping services;

(b) Involve the provision of information to the Transfer Agent after the commencement of the nightly processing cycle of the TA2000 System; or

(c) Require more manual intervention by the Transfer Agent, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System, than is normally required.

3.	Fees and Expenses

3.1

Fee Schedule. For the performance by the Transfer Agent pursuant to this Agreement, the Trust agrees to pay the Transfer Agent the fees and expenses as set forth in the attached Schedule 3.1. Such fees and reimbursable expenses and advances identified under Section 3.2 below may be changed from time to time subject to mutual written agreement between the Trust and the Transfer Agent. The parties agree that the fees set forth on Schedule 3.1 shall apply with respect to the Portfolios set forth on Schedule A hereto as of the date hereof and to any newly created series added to this Agreement under Section 17 that have requirements consistent with services then being provided by the Transfer Agent under this Agreement. The fees set forth on Schedule 3.1, however, shall not automatically apply to any series resulting from acquisition or merger subsequent to the execution of this Agreement. In the event that a series is to become a party to this Agreement as the result of an acquisition or merger then the parties shall confer diligently and in good faith, and agree upon fees applicable to such series.

3.2	Reimbursable Expenses. In addition to the fees paid under Section 3.1 above, the Trust agrees to reimburse the Transfer Agent for reimbursable expenses, including but not limited to: AML/CIP annual fee, suspicious activity reporting for networked accounts, audio response, checkwriting, CIP-related database searches, commission fee application, data communications equipment, computer hardware, DST disaster recovery charge, escheatment, express mail and delivery services, federal wire charges, forms and production, freight charges, household tape processing, lost shareholder searches, lost shareholder tracking, magnetic tapes, reels or cartridges, magnetic tape handling charges, manual check pulls, microfiche/COOL, microfilm, network products, new fund implementation, NSCC processing and communications, postage (to be paid in advance if so requested), offsite records storage, outside mailing services, P.O. box rental, print/mail services, programming hours, regulatory compliance fee per CUSIP, reporting (on request and scheduled), returned checks, Short Term Trader, special mailing, statements, supplies, tax reporting (federal and state), telecommunications equipment, telephone (telephone and fax lines), training, transcripts, travel, TIN certification (W-8 & W-9), vax payroll processing, year-end processing and other expenses incurred at the specific direction of the Trust or with advance written notice to the Trust.

3.3	Postage. Postage for mailing of dividends, Trust reports and other mailings to all shareholder accounts shall be advanced to the Transfer Agent by the Trust at least seven (7) days prior to the mailing date of such materials.

3.4	Invoices. The Trust agrees to pay all fees and reimbursable expenses within sixty (60) days following the receipt of the respective invoice, except for any fees or expenses that are subject to good faith dispute. In the event of such a dispute, the Trust may only withhold that portion of the fee or expense subject to the good faith dispute. The Trust shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each invoice if the Trust is disputing any amounts in good faith. If the Trust does not provide such notice of dispute within the required time, the invoice will be deemed accepted by the Trust. The Trust shall settle such disputed amounts within five (5) days of the day on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

4.	Representations and Warranties of the Transfer Agent

The Transfer Agent represents and warrants to the Trust that:

4.1	It is a corporation duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

4.2	It is duly registered as a transfer agent under Section 17A(c)(2) of the 1934 Act, and it will remain so registered for the duration of this Agreement. It will promptly notify the Trust in the event of any material change in its status as a registered transfer agent.

4.3	It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

4.4	It is empowered under applicable laws and by its Articles of Organization and By-Laws to enter into and perform the services contemplated in this Agreement.

4.5	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

4.6	It has and will continue to have access to, and any legally required rights or licenses for, the facilities, systems, equipment, and personnel necessary to perform its duties and obligations under this Agreement.

4.7	The Transfer Agent’s personnel are subject to comprehensive background checks, including criminal, financial and qualification checks in accordance with the Transfer Agent’s personnel policies and procedures. Pursuant to those policies, the Transfer Agent will not hire individuals whose background check uncovers: (i) a felony conviction; (ii) a misdemeanor conviction within the last five years that resulted from a violent crime, a financial-related crime, or a crime of dishonesty or a breach of trust; (iii) falsification of information or misrepresentation of oneself in completing an application of employment; (iv) unsatisfactory references; or (v) unsatisfactory credit history. The Transfer Agent’s personnel are also subject to, and have acknowledged in writing, their understanding and willingness to abide by all of the Transfer Agent’s policies and procedures with respect to their required conduct.

4.8	The Transfer Agent acknowledge that: (i) Customer Information is subject to the confidentiality/non-disclosure requirements set forth in Section 10 (Confidentiality); (ii) with respect to Customer Information, the Transfer Agent is subject, to the extent applicable to its business, to the Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat. 1138), as amended (“GLB Act”) and its implementing regulations (e.g., Securities and Exchange Commission Regulation S-P and Federal Reserve Board Regulation P) as they may be amended from time-to-time (collectively, the “GLB Law”); and (iii) with respect to Customer Information, the Transfer Agent may also be subject, to the extent applicable to its businesses, to other federal and state privacy, confidentiality, consumer protection, advertising, electronic mail and data security laws and regulations (“Other Privacy Laws”). The Transfer Agent represents and warrants that during the term of this Agreement, and thereafter to the extent required, it shall use, handle, collect, maintain and safeguard Customer Information in accordance with (i) Section 10 (Confidentiality); (ii) the GLB Law; and (iii) Other Privacy Laws. The Transfer Agent acknowledges that it alone is responsible for understanding and complying with its obligations under the GLB Law and Other Privacy Laws as it relates to its performance of this Agreement.

5.	Representations and Warranties of the Trust

The Trust represents and warrants to the Transfer Agent that:

5.1	It is a trust or corporation duly organized and existing and in good standing under the laws of the state of its organization as set forth on Schedule A.

5.2	It is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

5.3	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

5.4	It is an open-end management investment company registered under the 1940 Act.

5.5	A registration statement under the Securities Act of 1933, as amended, for each Trust is currently effective and will remain effective for the duration of this Agreement, and appropriate state securities law filings have been made and will continue to be made for the duration of this Agreement, with respect to all Shares being offered for sale by the Trust.

5.6	The Trust acknowledges that: (i) Customer Information is subject to the confidentiality/non-disclosure requirements set forth in Section 10 (Confidentiality); (ii) with respect to Customer Information, the Trust is subject, to the extent applicable to its business, to the Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat. 1138), as amended (“GLB Act”) and its implementing regulations (e.g., Securities and Exchange Commission Regulation S-P and Federal Reserve Board Regulation P) as they may be amended from time-to-time (collectively, the “GLB Law”); and (iii) with respect to Customer Information, Trust may also be subject, to the extent applicable to its businesses, to other federal and state privacy, confidentiality, consumer protection, advertising, electronic mail and data security laws and regulations (“Other Privacy Laws”). The Trust represents and warrants that during the term of this Agreement, and thereafter to the extent required, it shall use, handle, collect, maintain and safeguard Customer Information in accordance with (i) Section 10 (Confidentiality); (ii) the GLB Law; and (iii) Other Privacy Laws. The Trust acknowledges that it alone is responsible for understanding and complying with its obligations under the GLB Law and Other Privacy Laws as it relates to its performance of this Agreement.

6.	Wire Transfer Operating Guidelines/Articles 4A of the Uniform Commercial Code

6.1

Obligation of Sender. The Transfer Agent is authorized to promptly debit the appropriate Trust account(s) upon the receipt of a payment order in compliance with the selected security procedure (the “Security Procedure”) chosen for funds transfer and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Trust’s instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

6.2	Security Procedure. The Trust acknowledges that the Security Procedure it has designated on the Selection Form was selected by the Trust from security procedures offered by the Transfer Agent. The Trust shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Transfer Agent in writing. The Trust must notify the Transfer Agent immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in the Trust’s authorized personnel. The Transfer Agent shall verify the authenticity of all Trust instructions according to the Security Procedure.

6.3	Account Numbers. The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

6.4	Rejection. The Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent’s receipt of such payment order; (b) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent’s sole judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Transfer Agent; or (c) if the Transfer Agent, in good faith and with reasonable inquiry, is unable to satisfy itself that the transaction has been properly authorized.

6.5	Cancellation Amendment. The Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act. However, so long as the Transfer Agent acts in a timely and reasonable manner, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied.

6.6	Errors. The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

6.7	Interest. The Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order.

6.8	ACH Credit Entries/Provisional Payments. When the Trust initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, State Street will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank. If the Transfer Agent does not receive such final settlement, the Trust agrees that the Transfer Agent shall receive a refund of the amount credited to the Trust in connection with such entry, and the party making payment to the Trust via such entry shall not be deemed to have paid the amount of the entry.

6.9	Confirmation. Confirmation of Transfer Agent’s execution of payment orders shall ordinarily be provided within twenty four (24) hours notice of which may be delivered through the Transfer Agent’s proprietary information systems, or by facsimile or call-back. The Trust must report any objections to the execution of an order within thirty (30) days.

7.	Data Access and Proprietary Information

7.1	The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Trust by the Transfer Agent as part of the Trust’s ability to access certain Trust-related data maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or other third party (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or other third party. Nothing contained herein shall be construed as granting the Transfer Agent any right, title or interest, express or implied, in or to any of the Trust’s intellectual property, data or confidential information, including Customer Information, as defined in Section 10.2 below. In no event shall Proprietary Information be deemed Customer Information or the confidential information of the Trust. The Trust agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Trust agrees for itself and its employees and agents to:

(a) Use such programs and databases (i) solely on the Trust’s computers, (ii) solely from equipment at the location agreed to between the Trust and the Transfer Agent and (iii) solely in accordance with the Transfer Agent’s applicable user documentation;

(b) Refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Trust’s computer(s)), the Proprietary Information;

(c) Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(d) Refrain from causing or allowing information transmitted from the Transfer Agent’s computer to the Trust’s computer to be retransmitted to any other computer or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);

(e) Allow the Trust to have access only to those authorized transactions as agreed to between the Trust and the Transfer Agent; and

(f) Honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law; however, the foregoing shall not be construed to require the Trust to execute any assignments of intellectual property rights or to become a party to any litigation or other legal proceeding.

7.2	Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent; (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement; or (iv) independently developed by the Trust without reliance upon, use or incorporation of any of the Transfer Agent’s Proprietary Information or intellectual property.

7.3	The Trust acknowledges that its obligation to protect the Transfer Agent’s Proprietary Information is essential to the business interest of the Transfer Agent and that the disclosure of such Proprietary Information in breach of this Agreement would cause the Transfer Agent immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

7.4	If the Trust notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Trust agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. EXCEPT THOSE EXPRESSLY STATED HEREIN THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.5	If the transactions available to the Trust include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

7.6	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 7. The obligations of this Section shall survive any earlier termination of this Agreement.

8.	Indemnification

8.1	The Transfer Agent shall not be responsible for, and the Trust shall indemnify and hold the Transfer Agent, and with respect to Section 1.3 and Section 8.1(f) herein, also State Street, harmless, from and against, any and all losses, damages, costs, charges, counsel fees (including the defense of any lawsuit in which the Transfer Agent or affiliate is a named party), payments, expenses and liability arising out of or attributable to:

(a) All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

(b) The Trust’s lack of good faith, negligence or willful misconduct;

(c) The reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (i) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions, or other similar means authorized by the Trust, and which have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust including but not limited to any broker-dealer, TPA or previous transfer agent; (ii) any instructions or requests of the Trust or any of its officers; (iii) any instructions or opinions of legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent by counsel to the Trust after consultation with such legal counsel and upon which instructions or opinion the Transfer Agent is expressly permitted to rely; or (iv) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(d) The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered, or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;

(e) The acceptance of facsimile transaction requests on behalf of individual Shareholders received from broker-dealers, TPAs or the Trust, and the reliance by the Transfer Agent on the broker-dealer, TPA or the Trust ensuring that the original source documentation is in good order and properly retained;

(f) The negotiation and processing of any checks, wires and ACH transmissions including without limitation for deposit into, or credit to, the Trust’s demand deposit accounts maintained by the Transfer Agent, provided that such actions were taken by the Transfer Agent in conformity with the requirements of this Agreement and good faith and without negligence or willful misconduct; or

(g) Upon the Trust’s request entering into any agreements required by the NSCC for the transmission of Trust or Shareholder data through the NSCC clearing systems.

8.2	To the extent that the Transfer Agent is not entitled to indemnification pursuant to Section 8.1 above and only to the extent of such right, the Trust shall not be responsible for, and the Transfer Agent shall indemnify and hold the Trust harmless from and against any losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability (including the defense of any lawsuit in which the Trust is a named party) arising directly out of or attributable to any action or failure of the Transfer Agent to act as a result of the Transfer Agent’s (i) lack of good faith, negligence or willful misconduct in the performance of its services hereunder; or (ii) breach of this Agreement.

8.3	In order that the indemnification provisions contained in this Section 8 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other party, the indemnified party shall promptly notify the indemnifying party of such assertion, and shall keep the indemnifying party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or in the name of the indemnified party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify the indemnified party except with the indemnifying party’s prior written consent.

8.4	As-of Adjustments.

(a) The Transfer Agent will discuss with the Trust the Transfer Agent’s accepting liability for an “as of” on a case-by-case basis and, subject to the limitation set forth in Section 9, will accept financial responsibility for a particular situation resulting in a financial loss to the Trust where such loss is “material,” as hereinafter defined, and, under the particular facts at issue, the Transfer Agent’s conduct was culpable and the Transfer Agent’s conduct is the sole cause of the loss. A loss is “material” for purposes of this Section 8.4 when it results in an error on a particular transaction (i) greater than a negligible amount per shareholder, or (ii) which equals or exceeds one full cent ($0.01) per share times the number of shares outstanding of that class or such other amounts as may be adopted by applicable accounting or regulatory authorities from time to time.

(b) If the net effect of the “as of” transactions that are determined to be caused solely by the Transfer Agent is negative and exceeds the above limit, then the Transfer Agent shall promptly contact the Trust accountants. The Transfer Agent will work with the Trust accountants to determine what, if any, impact the threshold break has on the Trust’s Net Asset Value and what, if any, further action is required. These further actions may include but are not limited to, the Trust re-pricing the affected day(s) and the Transfer Agent re-processing, at its expense, all affected transactions in the Trust that took place during the period or a payment to the Trust. The Trust agrees to work in good faith with the Transfer Agent and wherever possible, absent a regulatory prohibition or other mutually agreed upon reason, the Trust agrees to re-price the affected day(s) and to allow the Transfer Agent to re-process the affected transactions. When such re-pricing and re-processing is not possible, and when the Transfer Agent must contribute to the settlement of a loss, the Transfer Agent’s responsibility will commence with that portion of the loss over $0.01 per share calculated on the basis of the total value of all Shares owned by the affected Portfolio (i.e., on the basis of the value of the Shares of the total Portfolio, including all classes of that Portfolio, not just those of the affected class) and the Transfer Agent will make such account adjustments and take such other action as is necessary to compensate Shareholders for Shareholder losses and reimburse the Trust for the amount of Trust losses in accordance with the foregoing standards.

9.	Standard of Care

The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and that Section 4-209 of the Uniform Commercial Code is superseded by Section 9 of this Agreement. This standard of care also shall apply to Exception Services, as defined in Section 2.3 herein, but shall take into consideration and make allowances for the manual processing and non-standard work involved in Exception Services. Notwithstanding the foregoing, the Transfer Agent’s aggregate liability during any term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided by the Transfer Agent under this Agreement for all of the Trusts subject to this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed the aggregate of the amounts actually received hereunder by the Transfer Agent as fees and charges, including reimbursable expenses, for all of the Portfolios covered by this Agreement, during the twenty-four (24) month term. The foregoing limitation on liability shall not apply to any loss or damage resulting from any intentional malevolent acts by the Transfer Agent’s employees. For purposes of this Section 9, “intentional malevolent acts” shall mean those acts undertaken purposefully under the circumstances in which the person knows that such acts violate this Agreement and are likely to cause damage or harm.

10.	Confidentiality

10.1	The Transfer Agent and the Trust agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any customers’ lists, trade secrets, cost figures and projections, profit figures and projections, or any other secret or confidential information whatsoever, whether of the Transfer Agent or of the Trust, used or gained by the Transfer Agent or the Trust during performance under this Agreement. The Trust and the Transfer Agent further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of the Transfer Agent or the Trust and their successors and assigns. In the event of breach of the foregoing by either party, the remedies provided by Section 7.3 shall be available to the party whose confidential information is disclosed. The above prohibition of disclosure shall not apply to the extent that the Transfer Agent or Trust must disclose such data to its sub-contractor or Trust agent for purposes of providing services under this Agreement.

10.2	As between the Trust and Transfer Agent, Customer Information (as defined below) is and will remain the sole and exclusive property of the Trust. “Customer Information” means all the customer identifying data however collected or received, including without limitation, through “cookies” or non-electronic means pertaining to or identifiable to the Trust’s customer(s) or prospective customer(s) and plan administrators (collectively, “Trust Customers”), including without limitation, (i) name, address, email address, passwords, account numbers, personal financial information, personal preferences, demographic data, marketing data, data about securities transactions, credit data or any other identification data; (ii) any information that reflects the use of or interactions with a Trust service, including the Trust’s web site; or (iii) any data otherwise submitted in the process of registering for a Trust service. For the avoidance of doubt, Customer Information shall include all “nonpublic personal information,” as defined under the Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat. 1138) (“GLB Act”). This Agreement shall not be construed as granting any ownership rights in Transfer Agent to Customer Information.

10.3	The Transfer Agent represents, covenants, and warrants that Transfer Agent will use Customer Information only in compliance with (i) the provisions of this Agreement, (ii) its own Privacy and Information Sharing Policy, as amended and updated from time to time and (iii) privacy laws applicable to its business, including the GLB Act as such is applicable to its transfer agency business. The Transfer Agent further covenants that it has written policies in effect with respect to the use and requirements of any transportable media and that it will remain in compliance with such policies during the term of this Agreement.

10.4

In the event that any requests or demands are made for the inspection of the Shareholder records of the Trust, other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), the Transfer Agent will use reasonable efforts to notify the Trust (except where prohibited by law) and to secure instructions from an authorized officer of the Trust as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order.

11.	Covenants of the Trust and the Transfer Agent

11.1	The Trust shall promptly furnish to the Transfer Agent the following:

(a) A certified copy of the resolution of the Board of Trustees or the Board of Directors, as the case may be, of the Trust authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

(b) A copy of the organizational documents of the Trust and all amendments thereto.

11.2	The Transfer Agent hereby agrees to establish and maintain secure facilities and procedures reasonably acceptable to the Trust for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

11.3	Records. The Transfer Agent shall securely keep records relating to the services to be performed hereunder, in the form, manner and for such periods, as it may deem advisable and as may be required by the laws and regulations applicable to its business as a Transfer Agent, including those set forth in 17 C.F.R. 240.17Ad-6 and 17 C.F.R. 240.17Ad-7, as such regulations may be amended from time to time. The Transfer Agent shall also maintain customary records in connection with its agency for the Trust; particularly those records required to be maintained pursuant to subparagraph (2)(iv) of paragraph (b) of Rule 31a-1 under the 1940 Act. Records maintained by the Transfer Agent on behalf of the Trust shall be made available for reasonable examinations by the Securities and Exchange Commission upon reasonable request and shall be maintained by the Transfer Agent for such period as required by applicable law or until such earlier time as the Transfer Agent has delivered such records into the Trust’s possession or destroyed them at the Trust’s request.

11.4	Corporate Events. The Transfer Agent hereby agrees to inform the Trust as soon as reasonably possible of the occurrence of any of the following major corporate events, provided, however the Trust acknowledges that advance notice of such events may not always be possible under the circumstances: (i) the revocation of the Transfer Agent’s registration pursuant to Section 17 of the 1934 Act; or (ii) any action commenced by or against the Transfer Agent under Title 11 of the United States Code or appointment of receiver, conservator or similar officer for the Transfer Agent. The Transfer Agent also agrees to inform the Trust regarding any regulatory proceeding or private litigation, which is directed against the Transfer Agent and which the Transfer Agent believes is reasonably likely to materially adversely affect the Transfer Agent’s ability to service the Trust pursuant to this Agreement, but only if and to the extent that the Transfer Agent informs any of its other clients.

11.5	Compliance Program. The Transfer Agent maintains and will continue to maintain a comprehensive compliance program reasonably designed to prevent violations of the federal securities laws pursuant to Rule 38a-1 under the 1940 Act. Pursuant to its compliance program, the Transfer Agent will provide periodic measurement reports to the Trust. Upon request of the Trust, the Transfer Agent will provide to the Trust in connection with any periodic annual or semi-annual shareholder report filed by the Trust or, in the absence of the filing of such reports, on a quarterly basis, a sub-certification pursuant to the Sarbanes-Oxley Act of 2002 with respect to the Transfer Agent’s performance of the services set forth in this Agreement and its internal controls related thereto. In addition, on a quarterly basis, the Transfer Agent will provide to the Trust a certification in connection with Rule 38a-1 under the 1940 Act. The Transfer Agent reserves the right to amend and update its compliance program and the measurement tools and certifications provided thereunder from time to time in order to address changing regulatory and industry developments.

11.6	SAS70 Reports. The Transfer Agent will furnish to the Trust, on a semi-annual basis, a report in accordance with Statements on Auditing Standards No. 70 (the “SAS70 Report”) as well as such other reports and information relating to the Transfer Agent’s policies and procedures and its compliance with such policies and procedures and with the laws applicable to its business and its services, as the Trust may reasonably request.

11.7	Information Security Procedures. The Transfer Agent will maintain and enforce at the Transfer Agent’s service locations information protection procedures that are at least equal to the highest of the following: (a) the procedures employed by the Transfer Agent at locations utilized by the Transfer Agent to provide services to other similarly situated Transfer Agent customers, or (b) any higher standard or other procedures otherwise agreed upon by the Transfer Agent and the Trust in writing.

11.8	Information Security. The Transfer Agent maintains and will continue to maintain at each service location physical and information security safeguards against the destruction, loss, theft or alteration of the Trust’s confidential information, including Customer Information, in the possession of the Transfer Agent that will be no less rigorous than those in place at the effective date of this Agreement, and from time to time enhanced in accordance with changes in regulatory requirements. The Transfer Agent will, at a minimum, update its policies to remain compliant with regulatory requirements. The Transfer Agent will meet with the Trust, at its request, on an annual basis to discuss information security safeguards. If the Transfer Agent or its agents discover or are notified that someone has violated security relating to the Trust’s confidential information, including Customer Information, the Transfer Agent will promptly (a) notify the Trust of such violation, and (b) if the applicable confidential information was in the possession or under the control of the Transfer Agent or its agents at the time of such violation, the Transfer Agent will promptly (i) investigate, contain and address the violation, and (ii) advise the Trust as to the steps being taken that are reasonably designed to prevent future similar violations.

11.9	Identity Theft Prevention. The Transfer Agent has developed and maintains a program of policies, procedures and controls to assist the Trust in its compliance with applicable identity theft regulatory requirements. The Transfer Agent’s program and controls are reasonably designed to assist in the detection of violations of those requirements. The Transfer Agent agrees to report any detected violations to the Trust in accordance with agreed upon procedures and to provide annual certification to the Trust with respect to its controls.

11.10	Business Continuity. The Transfer Agent will maintain a comprehensive business continuity plan and will provide an executive summary of such plan upon reasonable request of the Trust. The Transfer Agent will test the adequacy of its business continuity plan at least annually and upon request, the Trust may participate in such test. Upon request by the Trust, the Transfer Agent will provide the Trust with a letter assessing the most recent business continuity test results. In the event of a business disruption that materially impacts the Transfer Agent’s provision of services under this Agreement, the Transfer Agent will promptly notify the Trust of the disruption and the steps being implemented under the business continuity plan. In the event of a business disruption, the Transfer Agent will act reasonably to minimize service interruptions.

11:11	Insurance. The Transfer Agent has obtained and maintains at its own expense, a level of insurance coverage that its Board of Directors has determined is necessary and appropriate to the operation of its business. The Transfer Agent agrees that it shall maintain, throughout the term of this Agreement, the minimum insurance coverage described in Schedule 11.11 to this Agreement, provided that such coverage is available from an insurance carrier at a reasonable cost to the Transfer Agent. The Transfer Agent, upon the Trust’s request, no more than annually, will furnish to the Trust certificates of insurance or other appropriate documentation (including evidence of renewal of insurance) evidencing its insurance coverage. The Transfer Agent will provide the Trust with written notice of any modification which decreases coverage or of the termination of such coverage. Such notice shall be given within ten (10) business days of the Transfer Agent’s receipt of notice of such modification or termination.

12.	Termination of Agreement

12.1

Term. The initial term of this Agreement (the “Initial Term”) shall be two (2) years from the date first stated above unless terminated pursuant to the provisions of this Section 12. The term may be renewed by mutual agreement of the Transfer Agent and the individual Trust for successive periods of two years each (“Renewal Term”). Either the Transfer Agent or the Trust shall give written notice to the other party one hundred eighty (180) days before the expiration of the Initial Term or of a Renewal Term if such party desires not to renew the term for an additional two-year period and in the absence of such notice the Agreement shall renew automatically for such two-year term. In the event the Trust wishes to terminate this Agreement as to the Trust prior to the expiration of the Initial Term or a Renewal Term, the Trust shall give one hundred eighty (180) days prior written notice to the Transfer Agent and shall be subject to the terms of this Section, including the payments applicable under Section 12.3. One hundred eighty (180) days before the expiration of the Initial Term or a Renewal Term, the Transfer Agent and the Trust will agree upon a Fee Schedule for the upcoming Renewal Term. In the event the parties fail to agree upon a new Fee Schedule as of such date, the Fee Schedule set forth as Schedule 3.1 hereto shall remain in effect. Notwithstanding the termination or non-renewal of this Agreement, the terms and conditions of this Agreement shall continue to apply until the completion of Deconversion (defined below).

12.2	Deconversion. In the event that this Agreement is terminated or not renewed for any reason by the Trust, the Transfer Agent agrees that, in order to provide for uninterrupted service to the Trust, the Transfer Agent, at the Trust’s request, shall offer reasonable assistance to the Trust in converting the Trust’s records from the Transfer Agent’s systems to whatever services or systems are designated by the Trust (the “Deconversion”). Such Deconversion is subject to the recompense of the Transfer Agent for such assistance at its standard rates and fees in effect at the time and to a reasonable time frame for performance as agreed to by the parties. As used herein “reasonable assistance” shall not include requiring the Transfer Agent (i) to assist any new service or system provider to modify, to alter, to enhance, or to improve such provider’s system, or to provide any new functionality to such provider’s system, (ii) to disclose any protected information of the Transfer Agent, including the Proprietary Information as defined in Section 7.1, or (iii) to develop Deconversion software, to modify any of the Transfer Agent’s software, or to otherwise alter the format of the data as maintained on any provider’s systems.

12.3	Termination or Non-Renewal.

(a) Outstanding Fees and Charges. In the event of termination or non-renewal of this Agreement, the Trust will promptly pay the Transfer Agent all fees and charges for the services provided under this Agreement (i) which have been accrued and remain unpaid as of the date of such notice of termination or non-renewal and (ii) which thereafter accrue for the period through and including the date of the Trust’s Deconversion.

(b) Deconversion Costs and Post-Deconversion Support Fees. In the event of termination or non-renewal of this Agreement, the Trust shall pay the Transfer Agent for the Deconversion costs as noted in Section 12.2 and all reasonable fees and expenses for providing any support services that the Trust requests the Transfer Agent to provide post Deconversion, including but not limited to tax reporting and open issue resolution.

(c) Early Termination for Convenience. In addition to the foregoing, in the event that the Trust terminates this Agreement prior to the end of the Initial Term or any Renewal Term other than due to the Transfer Agent’s bankruptcy under Section 12.6 or for cause under Section 12.7, the Trust shall pay the Transfer Agent an amount equal to the average monthly fee paid by the Trust to the Transfer Agent under the Agreement multiplied by six (6) months and calculated as set forth on the then current Fee Schedule, on the date notice of termination was given to the Transfer Agent. In the event that the Trust wishes to terminate this Agreement as a result of a liquidation or merger of the Trust and provides the notice set forth in Section 12.1, the parties agree to negotiate in good faith as to what extent this provision shall apply to such early termination.

12.4	Confidential Information. Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.

12.5	Unpaid Invoices. The Transfer Agent may terminate this Agreement immediately upon an unpaid invoice payable by the Trust to the Transfer Agent being outstanding for more than ninety (90) days after receipt by the Trust, except with respect to any amount subject to a good faith dispute within the meaning of Section 3.5 of this Agreement.

12.6	Bankruptcy. Either party hereto may terminate this Agreement by notice to the other party, effective at any time specified therein, in the event that (a) the other party ceases to carry on its business or (b) an action is commenced by or against the other party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other party and such suit, conservatorship or receivership is not discharged within thirty (30) days.

12.7	Cause. If either of the parties hereto becomes in default in the performance of its duties or obligations hereunder and such default has a material adverse effect on the other party, then the non-defaulting party may give notice to the defaulting party specifying the nature of the default in sufficient detail to permit the defaulting party to identify and cure such default. If the defaulting party fails to cure such default within thirty (30) days of receipt of such notice, or within such other period of time as the parties may agree is necessary for such cure, then the non-defaulting party may terminate this Agreement upon notice of not less than five (5) days to the defaulting party.

12.8	In the event that the Trust terminates this Agreement prior to the end of the Initial Term or any Renewal Term, other than by reason of the Transfer Agent’s bankruptcy under Section 12.6 or for cause under Section 12.7, then effective as of the first day of any month in which the Transfer Agent receives notice of such termination, the Trust shall thereafter pay full, undiscounted fees and charges for the services.

12.9	The parties agree that the effective date of any Deconversion as a result of termination hereof shall not occur during the period from December 15th through March 1st of any year to avoid adversely impacting a year-end.

12.10

Within thirty (30) days after completion of a Deconversion, the Trust will give notice to the Transfer Agent containing reasonable instructions regarding the disposition of tapes, data files, records, original source documentation or other property belonging to the Trust and then in the Transfer Agent’s possession and shall make payment for the Transfer Agent’s reasonable costs to comply with such notice. If the Trust fails to give that notice within thirty (30) days after termination of this Agreement, then the Transfer Agent may dispose of such property as it sees fit. The reasonable costs of any such disposition or of the continued storage of such tapes, data files, records, original source documentation or other properties shall be billed to, and within sixty (60) days of receipt of such invoice paid by, the Trust. In no event shall the Transfer Agent be required to keep archived versions of Trust records beyond the requirements of law applicable to its transfer agency business and the terms of this Section 12.10. In the event the Trust terminates this Agreement and later re-engages the Transfer Agent for performance of transfer agency services, the Trust agrees to pay the reasonable administrative costs for recovery of any records that are still in the Transfer Agent’s possession.

13.	Assignment and Third Party Beneficiaries

13.1	Except as provided in Section 14.1 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

13.2	Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Trust, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Trust. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

13.3	This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Trust. Other than as provided in Section 14.1 and Schedule 1.2(g), neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

14.	Subcontractors

14.1	The Transfer Agent will notify the Trust of any third party performing Services contemplated under the terms of this Agreement. The Transfer Agent must obtain the Trust’s prior written consent in the event the Transfer Agent itself, or by associating with, engaging, employing, or utilizing the services(s) of a third party, performs any of the services or maintains any of the Trust’s confidential information outside the United States of America. Notwithstanding the foregoing, the Transfer Agent may without further consent on the part of the Trust, subcontract for the performance hereof with an affiliate of the Transfer Agent which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the 1934 Act or, with regard to print/mail services, to DST Output, Inc., an affiliate of the Transfer Agent; provided, however, that the Transfer Agent shall be fully responsible to the Trust for the acts and omissions of its affiliate as it is for its own acts and omissions. The foregoing shall not be deemed to apply to any direct contracts between the Trust and any affiliate of the Transfer Agent as to which the Transfer Agent is not a party. The Transfer Agent may provide the services hereunder from service locations within or outside of the United States provided the terms of this section have been met.

14.2	For purposes of this Agreement, unaffiliated third parties such as, by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, shall not be deemed to be subcontractors of the Transfer Agent.

15.	Changes and Modifications

15.1	During the term of this Agreement the Transfer Agent will use on behalf of the Trust, without additional cost, all modifications, enhancements, or changes which its affiliate DST Systems, Inc. may make to the TA2000 System in the normal course of its business and which are applicable to functions and features offered by the Trust, unless substantially all clients of the Transfer Agent are charged separately for such modifications, enhancements or changes, including, without limitation, substantial system revisions or modifications necessitated by changes in existing laws, rules or regulations. The Trust agrees to pay the Transfer Agent promptly for modifications and improvements which are charged for separately at the rate provided for in the Transfer Agent’s standard pricing schedule which shall be identical for substantially all clients, if a standard pricing schedule shall exist. If there is no standard pricing schedule, the parties shall mutually agree upon the rates to be charged.

15.2	The Transfer Agent shall have the right, at any time and from time to time, to alter and modify any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder; provided that the Trust will be notified as promptly as possible prior to implementation of such alterations and modifications and that no such alteration or modification or deletion shall materially adversely change or affect the operations and procedures of the Trust in using or employing the TA2000 System or the Transfer Agent’s facilities hereunder or the reports to be generated by such system and facilities hereunder, unless the Trust is given thirty (30) days prior notice to allow the Trust to change its procedures and unless the Transfer Agent provides the Trust with revised operating procedures and controls.

15.3	All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for shall be, and shall remain, the confidential and exclusive property of, and proprietary to, DST Systems, Inc., an affiliate of the Transfer Agent.

16.	Miscellaneous

16.1	Amendment. This Agreement may be amended or modified only by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees or the Board of Directors, as the case may be, of the Trust.

16.2	Massachusetts Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

16.3	Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, acts of war or terrorism, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

16.4	Consequential Damages. Neither party to this Agreement shall be liable to the other party for special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder

16.5	Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

16.6	Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

16.7	Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

16.8	Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

16.9	Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, in each case, with respect to the subject matter hereof, whether oral or written.

16.10	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

16.11	Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

16.12	Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)	If to the Transfer Agent, to:
Boston Financial Data Services, Inc.
2 Heritage Drive

North Quincy, Massachusetts 02171
Attention: Legal Department
Facsimile: (617) 483-2490
E-mail: sjames@BostonFinancial.com

(b)	If to the Trust, to:
HighMark Capital Management, Inc.
350 California Avenue
San Francisco, California 94104
Attention: Vice President, Fund Administration
Facsimile: (415) 705-7697
E-mail: Pamela.Odonnell@uboc.com

17.	Additional Portfolios/ Trusts

17.1	Additional Portfolios. In the event that the Trust establishes one or more series of Shares, in addition to those listed on the attached Schedule A, with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder by the parties amending the Schedule A to include the additional series.

17.2	Additional Trusts. In the event that an entity affiliated with the Trust, in addition to those listed on the Schedule A, desires to have the Transfer Agent render services as transfer agent under the terms hereof and the Transfer Agent agrees to provide such services, upon completion of an amended Schedule A signed by all parties to the Agreement, such entity shall become a Trust hereunder and any series thereof shall become a Portfolio hereunder.

17.3	Conditions re: Additional Trusts/Portfolios. In the event that the Transfer Agent is to become the transfer agent for new series or portfolios, the Transfer Agent shall add them to the TA2000 System upon at least thirty (30) days’ prior written notice to the Transfer Agent provided that the requirements of such series or portfolios are generally consistent with services then being provided by the Transfer Agent under this Agreement, in which case the fees and expenses for such additional series or portfolios shall be determined in accordance with Section 3.1.

18.	Limitations of Liability of the Trustees and Shareholders

The names “HighMark Funds” and “Trustees of HighMark Funds” refers respectively to the Trust created and the Trustees of the Trust created, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated March 10, 1987 to which reference is hereby made and a copy of which is on file at the office of the Secretary of The Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of the Trust entered into in the name or on behalf thereof by any of the Trustees, representatives or agents, are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

HIGHMARK FUNDS

By:	/s/ Earle A. Malm II
Name: Earle A. Malm II
Title: President
As an Authorized Officer on behalf of the Trust

ATTEST:	/s/ Laurence Reed

BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/ Richard J. AHL
Name: Richard J. AHL
Title: SVP

ATTEST:	/s/ Sandra A. Mucci

SCHEDULE A

Trust	Type of Entity	Jurisdiction
Highmark Funds	Business Trust	Massachusetts

HighMark California Tax-Free Money Market Fund

HighMark Diversified Money Market Fund

HighMark U.S. Government Money Market Fund

HighMark 100% U.S. Treasury Money Market Fund

HighMark Treasury Plus Money Market Fund

HighMark Balanced Fund

HighMark Large-Cap Growth Fund

HighMark Large Cap Value Fund

HighMark Bond Fund

HighMark Value Momentum Fund

HighMark National Intermediate Tax Free Bond Fund

HighMark California Intermediate Tax Free Bond Fund

HighMark Small Cap Value Fund

HighMark Core Equity Fund

HighMark International Opportunities Fund

HighMark Cognitive Value Fund

HighMark Enhanced Growth Fund

HighMark Short Term Bond Fund

HighMark Income Plus Allocation Fund

HighMark Growth & Income Allocation Fund

HighMark Capital Growth Allocation Fund

HighMark Diversified Equity Allocation Fund

HighMark Small Cap Advantage Fund

HighMark Fundamental Equity Fund

HighMark Equity Income Fund

HighMark Geneva Growth Fund

HighMark Geneva Small Cap Growth Fund

HighMark NYSE Arca Tech 100 Index Fund

HighMark Wisconsin Tax-Exempt Fund

Schedule A

SCHEDULE 1.2(g)

AML DELEGATION

Dated: August 1, 2009

1.	Delegation.

1.1	Subject to the terms and conditions set forth in this Agreement, the Trust hereby delegates to the Transfer Agent those aspects of the Trust’s AML program (the “AML Program”) that are set forth in Section 4 below (the “Delegated Duties”). The Delegated Duties set forth in Section 4 may be amended, from time to time, by mutual agreement of the Trust and the Transfer Agent upon the execution by such parties of a revised Schedule 1.2(g) bearing a later date than the date hereof.

1.2	The Transfer Agent agrees to perform such Delegated Duties, with respect to the ownership of Shares in the Trust for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.

2.	Consent to Examination. In connection with the performance by the Transfer Agent of the Delegated Duties, the Transfer Agent understands and acknowledges that the Trust remains responsible for assuring compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) and that the records the Transfer Agent maintains for the Trust relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

3.	Limitation on Delegation. The Trust acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only the Delegated Duties, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Trust with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the Delegated Duties with respect to the ownership of, and transactions in, Shares in the Trust for which the Transfer Agent maintains the applicable Shareholder information.

4.	Delegated Duties

4.1	Consistent with the services provided by the Transfer Agent and with respect to the ownership of Shares in the Trust for which the Transfer Agent maintains the applicable Shareholder information, the Transfer Agent shall:

(a) Submit all new account registrations and registration changes through the Office of Foreign Assets Control (“OFAC”) database and such other lists or databases as may be required from time to time by applicable regulatory authorities on a daily basis;

Schedule 1.2(g) - 1

(b) Submit all account registrations through OFAC databases and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(c) Submit special payee information from checks, outgoing wires and systematic withdrawal files through the OFAC database on a daily basis;

(d) Review redemption transactions that occur within thirty (30) days of an account establishment or registration change or banking information change;

(e) Review wires sent pursuant to banking instructions other than those on file with the Transfer Agent;

(f) Review accounts with small balances followed by large purchases;

(g) Review accounts with frequent activity within a specified date range followed by a large redemption;

(h) Review purchase and redemption activity per tax identification number (“TIN”) within the Trust to determine if activity for that TIN exceeded the $100,000 threshold on any given day;

(i) Monitor and track cash equivalents under $10,000 for a rolling twelve-month period; if the threshold is exceeded, file IRS Form 8300 and issue the Shareholder notices as required by the IRS;

(j) Compare all new accounts and registration changes through the Transfer Agent’s internal known offenders database and notify the Trust of any match.

(k) Determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds; prepare and file the SAR; provide the Trust with a copy of the SAR within a reasonable time after filing; and notify the Trust if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding such filing;

(l) Compare account information to any FinCEN request received by the Trust and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a). Provide the Trust with the necessary information for it to respond to such request within required time frame;

(m) (i) Verify the identity of any person seeking to open an account with the Trust, (ii) Maintain records of the information used to verify the person’s identity, as required, and (iii) Determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the Trust by any government agency;

Schedule 1.2(g) - 2

(n) Conduct due diligence and if required, enhanced due diligence in accordance with 31 C.F.R. 103.176(b) for new and existing correspondent accounts for foreign financial institutions (as defined in 31 C.F.R. 103.175). The Transfer Agent will perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in a financial institution questionnaire. If an account is determined to have a medium or above risk-ranking, the Transfer Agent will notify the Trust and monitor the account on a monthly basis for unusual activity. In the situation where due diligence cannot be completed with respect to an account, the Transfer Agent will contact the Trust’s AML Officer for further instruction.

(o) Upon the request by the Trust, conduct due diligence to determine if the Trust is involved with any foreign jurisdiction, institution, class of transactions and a type of account designated, from time to time, by the U.S. Department of Justice in order to identify and take certain “special measures” against such entities as required under Section 311 of the USA PATRIOT Act (31 C.F.R. 103.193).

4.3	In the event that the Transfer Agent detects activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR, a Form 8300 or other similar report or notice to OFAC, then the Transfer Agent shall also immediately notify the Trust, unless prohibited by applicable law.

4.4	The Transfer Agent shall provide such reports, certificates and other information relating to the Delegated Duties as may be reasonably requested by the Trust from time to time.

4.5	The Transfer Agent shall notify the Trust of any material changes to the Transfer Agent’s AML polices and procedures.

Schedule 1.2(g) - 3

SCHEDULE 1.2(g) -1

Customer Identification and Verification Procedures (CIP)

Dated: August 1, 2009

1. In accordance with the provisions of Schedule 1.2(g), the Transfer Agent has agreed to, among other matters,:(i) verify the identity of any person seeking to open an account with the Trust, (ii) maintain records of the information used to verify the person’s identity, (iii) determine whether the person appears on any lists of known or suspected terrorists organizations provided to the Trust by any government agency, and (iv) identifying and reporting any suspicious and/or unusual shareholder activity (the “CIP duties”). The parties mutually agree upon the following additional provisions with respect to the CIP duties.

2. Consistent with the services provided by the Transfer Agent and with respect to the ownership of Shares in the Trust for which the Transfer Agent maintains the applicable Shareholder information, the Transfer Agent agrees that in performing the CIP duties it will comply with: (a) its internal new account and customer identification procedures and anti-money laundering programs; and (b) the applicable regulations implementing Section 326 of the USA PATRIOT Act (collectively, the “Identification Procedures”). When deemed necessary pursuant to the Transfer Agent’s written procedures, the Transfer Agent will request the records and information relating to customer identification specified in the Identification Procedures from each shareholder (and each authorized signer, to the extent required by the Identification Procedures).

3. (a). The records that the Transfer Agent maintains in connection with the CIP duties, makes available, or forwards to the Trust in connection therewith, have been obtained and maintained in compliance with the Identification Procedures. The Transfer Agent’s customer identification procedures are reasonably designed to determine the identity of the Trusts’ shareholders (and authorized signers, if applicable).

4. The Transfer Agent has implemented its own written anti-money laundering program under which it follows the above described Identification Procedures for its clients’ shareholders; and the Transfer Agent will continue to follow its internal written anti-money laundering program and policies and procedures and make necessary changes to such program whenever applicable changes to federal law require.

5. The Transfer Agent will comply with the applicable record retention requirements of section 326 of the USA Patriot Act and applicable law, for records of customer identification.

6. The Transfer Agent shall perform the services described in this Schedule in accordance with the Standard of Care set forth in the Agreement. The Transfer Agent shall certify at least annually to the Trust that it has implemented its anti-money laundering program, and that it will perform the CIP duties agreed to in this Schedule 1.2(g)-1, as well as Schedule 1.2(g).

Schedule 1.2(g) - 1

SCHEDULE 2.1

THIRD PARTY ADMINISTRATOR(S) PROCEDURES

Dated: August 1, 2009

1.	On each day on which both the New York Stock Exchange and the Trust are open for business (a “Business Day”), the TPA(s) shall receive, on behalf of and as agent of the Trust, Instructions (as hereinafter defined) from the Plan. Instructions shall mean as to each Trust (i) orders by the Plan for the purchases of Shares, and (ii) requests by the Plan for the redemption of Shares; in each case based on the Plan’s receipt of purchase orders and redemption requests by Participants in proper form by the time required by the term of the Plan, but not later than the time of day at which the net asset value of a Portfolio is calculated, as described from time to time in that Portfolio’s prospectus. Each Business Day on which the TPA receives Instructions shall be a “Trade Date.”

2.	The TPA(s) shall communicate the TPA(s)’s acceptance of such Instructions, to the applicable Plan.

3.	On the next succeeding Business Day following the Trade Date on which it accepted Instructions for the purchase and redemption of Shares, (TD+1), the TPA(s) shall notify the Transfer Agent of the net amount of such purchases or redemptions, as the case may be, for each of the Plans. In the case of net purchases by any Plan, the TPA(s) shall instruct the Trustees of such Plan to transmit the aggregate purchase price for Shares by wire transfer to the Transfer Agent on (TD+1). In the case of net redemptions by any Plan, the TPA(s) shall instruct the Trust’s custodian to transmit the aggregate redemption proceeds for Shares by wire transfer to the Trustees of such Plan on (TD+1). The times at which such notification and transmission shall occur on (TD+1) shall be as mutually agreed upon by each Trust, the TPA(s), and the Transfer Agent.

4.	The TPA(s) shall maintain separate records for each Plan, which record shall reflect Shares purchased and redeemed, including the date and price for all transactions, and Share balances. The TPA(s) shall maintain on behalf of each of the Plans a single master account with the Transfer Agent and such account shall be in the name of that Plan, the TPA(s), or the nominee of either thereof as the record owner of Shares owned by such Plan.

5.	The TPA(s) shall maintain records of all proceeds of redemptions of Shares and all other distributions not reinvested in Shares.

6.	The TPA(s) shall prepare, and transmit to each of the Plans, periodic account statements showing the total number of Shares owned by that Plan as of the statement closing date, purchases and redemptions of Shares by the Plan during the period covered by the statement, and the dividends and other distributions paid to the Plan on Shares during the statement period (whether paid in cash or reinvested in Shares).

7.	The TPA(s) shall, at the request and expense of each Trust, transmit to the Plans prospectuses, proxy materials, reports, and other information provided by each Trust for delivery to its Shareholders.

Schedule 2.1 - 1

8.	The TPA(s) shall, at the request of each Trust, prepare and transmit to each Trust or any agent designated by it such periodic reports covering Shares of each Plan as each Trust shall reasonably conclude are necessary to enable the Trust to comply with state Blue Sky requirements.

9.	The TPA(s) shall transmit to the Plans confirmation of purchase orders and redemption requests placed by the Plans; and

10.	The TPA(s) shall, with respect to Shares, maintain account balance information for the Plan(s) and daily and monthly purchase summaries expressed in Shares and dollar amounts.

11.	Plan sponsors may request, or the law may require, that prospectuses, proxy materials, periodic reports and other materials relating to each Trust be furnished to Participants in which event the Transfer Agent or each Trust shall mail or cause to be mailed such materials to Participants. With respect to any such mailing, the TPA(s) shall, at the request of the Transfer Agent or each Trust, provide at the TPA(s)’s expense a complete and accurate set of mailing labels with the name and address of each Participant having an interest through the Plans in Shares.

Schedule 2.1 - 2

SCHEDULE 3.1

FEES AND EXPENSES

Effective Date: August 1, 2009

General: Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed.

Annual Account Service Fees1, 2

Open Account Fee
Direct Account Fee	$12.00/Account
Networked Account (NSCC Matrix Level III Accounts)	$4.75/Account
Basis Point Fee
First $6 Billion in Assets	.75 Basis Points
Next $2 Billion in Assets	.65 Basis Points
Over $8 Billion in Assets	.55 Basis Points
Closed Account Fee	$1.95/Account
CUSIP Base Fee	$1,500.00/CUSIP
Retirement Fee (Paid by shareholder)
IRA Custodial Fee	$10.00
Automated Work Distributor™ (AWD®)
License and Remote Processing Fees[3]	$5,200.00/Workstation
Implementation[4]
Data Conversion	Waived
Image Conversion	TBD
Training	Waived

Reimbursable Expenses - In accordance with Section 3.2 of the Agreement - Billed as Incurred

[1]	A Complex Minimum Fee of $1,000,000 will apply annually and is the higher of the annual account service fees or the minimum.

[2]	This Fee Schedule only applies to the combined Highmark and North Track business.

[3]	Does not include hardware or third-party software.

[4]	Reimbursable expenses including travel and statement development are not included.

SCHEDULE 11.11

Insurance

[CONFIDENTIAL]